UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LAIDLAW INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LAIDLAW INTERNATIONAL, INC.

55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

December 19, 2003

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Laidlaw International, Inc. (the “Company”), which will be held on February 10, 2004, at 11:30 a.m. Eastern standard time at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York.

      This year, your Board of Directors is recommending that you elect three directors of a class whose term expires at this Annual Meeting and who are described in the proxy statement.

      The Company has enclosed a copy of its Annual Report for the fiscal year ended August 31, 2003 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 2003 Annual Report, please contact Sarah Lewensohn at Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3120, and you will be sent one.

      Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

/s/ KEVIN E. BENSON

KEVIN E. BENSON
President and Chief Executive Officer

LAIDLAW INTERNATIONAL, INC.

55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 10, 2004

          The Annual Meeting of Stockholders of Laidlaw International, Inc., a Delaware corporation (the “Company”), will be held on February 10, 2004 at 11:30 a.m. Eastern standard time (the “Annual Meeting”), at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, for the purpose of:

(1) Electing three directors of a class whose term expires at this Annual Meeting and who are described in the proxy statement; and

(2) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on December 15, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Kevin E. Benson

KEVIN E. BENSON
President and Chief Executive Officer

December 19, 2003

      The Company’s Annual Report for the fiscal year ended August 31, 2003 (the “2003 Annual Report”) is enclosed. The 2003 Annual Report contains financial and other information about the Company but is not incorporated into the proxy statement.

      Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

LAIDLAW INTERNATIONAL, INC.

55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 10, 2004

       This proxy statement is furnished in connection with the solicitation by the Board of Directors of Laidlaw International, Inc., a Delaware corporation (the “Company”), of proxies to be used at the annual meeting of stockholders of the Company to be held on February 10, 2004 (the “Annual Meeting”). This proxy statement and the related proxy card are being mailed to stockholders commencing on or about December 19, 2003.

      If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

      Stockholders of record of the Company at the close of business on December 15, 2003 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 103,806,110 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563 for a period of ten days prior to the meeting. The list of the holders will also be available for such examination at the Annual Meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

      The three nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. For any proposal at the Annual Meeting that must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law, and, therefore, such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

      The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for director named in this proxy statement; and (ii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

ELECTION OF DIRECTORS

      The Board of Directors of the Company currently consists of nine members. All members of the Board of Directors were appointed under the Company’s plan of reorganization in connection with the Company’s emergence from bankruptcy protection on June 23, 2003. In connection with its emergence, all of the outstanding shares of capital stock of the Company’s predecessor, Laidlaw Inc., were canceled for no consideration. In addition, the Company issued an aggregate of 100,000,003 shares of Common Stock to creditors of Laidlaw Inc. and certain of its debtor affiliates. In addition, 3,777,419 shares of Common Stock were issued to a trust (the “PBGC Trust”) in connection with the Company’s settlement with the United States Pension Benefit Guaranty Corporation relating to the funding level of certain subsidiary pension funds.

      In accordance with the Company’s Certificate of Incorporation, the Board of Directors is divided into three classes of directors, with each class as nearly equal in number of directors as possible. Class I currently consists of John F. Chlebowski, James H. Dickerson, Jr. and Maria A. Sastre, and their current term of office will expire at this Annual Meeting. Class II consists of Vicki A. O’Meara, Richard P. Randazzo and Carroll R. Wetzel, Jr., and their current term of office will expire at the 2005 Annual Meeting of Stockholders. Class III consists of Kevin E. Benson, Lawrence M. Nagin and Peter E. Stangl, and their current term of office will expire at the 2006 Annual Meeting of Stockholders. At each annual stockholders’ meeting, directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining directors then in office.

      On June 23, 2003, a plan of reorganization proposed by the Company under the provisions of Chapter 11 of the United States Bankruptcy Code became effective. The plan of reorganization established the current board of directors. None of the new directors, other than the chief executive officer, had any previous affiliation with the Company. In June, the Chairman of the Company’s Human Resources and Compensation Committee asked a nationally recognized compensation and benefits firm to provide recommendations on directors’ compensation (including non-executive Chairman of the Board compensation and director stock ownership guidelines) based on competitive practice. After a series of meetings at which the consultant’s recommendations were discussed, including the approach and methodology applied, recommendations were brought to and adopted by the Board of Directors. Non-executive directors other than the Chairman will receive an annual retainer of $47,500, with the Audit Committee Chair receiving an additional $20,000, the Human Resources and Compensation Committee Chair an additional $8,000 and other committee chairs an additional $5,000. The non-executive Chairman will receive an annual retainer of $150,000. Non-executive directors will receive meeting fees of $1,500 per Board meeting attended and $1,000 per committee meeting attended; fees for telephonic meetings will be reduced by 50%. Directors may defer all or a portion of their cash compensation. Deferred cash compensation will be credited to a deferral account, which will be deemed to be invested in hypothetical shares of the Company’s common stock. Each deferral account will be credited with dividend equivalents and will be distributed to the director in a lump sum in cash on a date selected by the director.

      Each non-executive director other than the Chairman will also receive an annual equity award consisting of 6,750 stock options and 3,375 restricted shares; the Chairman will receive 10,125 stock options and 5,063 restricted shares. Directors may elect to defer receipt of all or a portion of the restricted shares granted to them. These deferred shares will be credited to a deferral account, will no longer have voting and dividend rights, and will be subject to a risk of forfeiture on the same basis as the underlying restricted shares. Each deferral account will be credited with dividend equivalents. To the extent vested, the shares credited to a deferral account will be distributed to the director on a distribution date selected by the director in the form of the Company’s common stock and the dividend equivalents will be distributed to the director in cash. Stock ownership guidelines have also been established. Within five years, directors are expected to hold common stock (including deferred shares) having a value of not less than three times (five times in the case of the Chairman) the annual general retainer of $47,500. In addition, each director is reimbursed for any reasonable travel expenses incurred in attending meetings.

      At the Annual Meeting, three directors are to be elected to hold office, each for a term of three years and until his or her successor is elected and qualified. The Board of Directors recommends that its three nominees for directors be elected at the Annual Meeting. The nominees are John F. Chlebowski, James H. Dickerson, Jr. and Maria A. Sastre. Messrs. Chlebowski and Dickerson and Ms. Sastre currently serve as directors of the Company, and each has served as a director of the Company since June 2003. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a director as the Board of Directors may recommend.

      Information regarding the continuing directors of the Company is set forth below:

Name	Age	Position(s)

Kevin E. Benson	56	President, Chief Executive Officer and Director
Lawrence M. Nagin	62	Director
Vicki A. O’Meara	46	Director
Richard P. Randazzo	59	Director
Peter E. Stangl	62	Director
Carroll R. Wetzel, Jr.	60	Director

Director Nominees

      John F. Chlebowski, age 58, has served as a director of the Company since June 23, 2003. He has served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, since March 2000. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed by GATX Terminals Corporation, a subsidiary of GATX Corporation, as President and Chief Executive Officer from 1994 until 1997. He served as Chief Financial Officer and Vice President Finance of GATX Corporation, a specialized finance and leasing company, from 1986 until 1994 and Vice President Finance from 1984 until 1986. Mr. Chlebowski joined GATX Corporation in 1983 as Vice President Financial Planning. Mr. Chlebowski is also a director of PRP-GP, LLC as well as a director of NRG Energy, Inc.

      James H. Dickerson, Jr., age 57, has served as a director of the Company since June 23, 2003. Mr. Dickerson served as the Chief Operating Officer of Caremark Rx, Inc., a pharmaceutical company, from May 2000 until July 2002, when he retired. He joined Caremark in 1998 as the Executive Vice President and Chief Financial Officer. Prior to joining Caremark, Mr. Dickerson was Senior Vice President and Chief Financial Officer of Aetna US Healthcare Corporation of Aetna, Inc., a provider of healthcare benefits, from 1994 until 1998.

      Maria A. Sastre, age 48, has served as a director of the Company since June 23, 2003. Since 2000, Ms. Sastre has served as Vice President, Fleet Operations Guest Services for Royal Caribbean International of Royal Caribbean Cruises, a global cruise vacation company. Prior to that, she was employed by UAL Corporation, a holding company for United Airlines, Inc., a commercial air transportation company, since 1992 where she held various positions, including Vice President, Customer Satisfaction from 1999 until 2000, Vice President, Latin America and Caribbean from 1995 until 1999, and Director, International Sales and Marketing, Asia, Europe and Latin America from 1994 until 1995. Ms. Sastre is also a director of Darden Restaurants, Inc.

Continuing Directors

      Kevin E. Benson, age 56, has been President and Chief Executive Officer and a director of the Company since June 23, 2003. From September 2002 to June 23, 2003, Mr. Benson was President and Chief Executive Officer of Laidlaw Inc., the Company’s predecessor. Prior to that, Mr. Benson served as President and Chief Executive Officer of the Insurance Corporation of British Columbia from December 2001 until September 2002 and, in 2000 and 2001, as President of The Pattison Group, a privately owned company and a conglomerate that owns interests in numerous businesses across a range of industries. He previously served as President and Chief Executive Officer of Canadian Airlines International from 1996 until 2000 and as Chief Financial Officer from 1995 to 1996. Prior to joining Canadian Airlines in 1995, he served in various capacities with Trizec-Hahn, a Canadian real estate development company with property holdings in the U.S. and Canada, joining the company in 1977 and becoming Chief Financial Officer in 1983, President in 1986 and Chief Executive Officer in 1987. Mr. Benson also serves as a director of Manulife Financial.

      Lawrence M. Nagin, age 62, has served as a director of the Company since June 23, 2003. Since April 2003, Mr. Nagin has been of counsel with the law firm O’Melveny & Myers LLP. Before joining O’Melveny & Myers, Mr. Nagin was a consultant of US Airways Group, Inc., the parent company of US Airways, Inc., a commercial air transportation company. Mr. Nagin joined US Airways Group as Executive Vice President — Corporate Affairs and General Counsel in 1996 where he held that position until his retirement in 2002. Prior to that, he was in the private practice of law at the law firm Skadden, Arps, Slate, Meagher & Flom LLP from 1994 until 1996. Prior to joining the law firm, Mr. Nagin was Executive Vice President — Corporate Affairs and General Counsel for UAL Corp., the parent company of United Airlines, Inc., a commercial air transportation company.

      Vicki A. O’Meara, age 46, has served as a director of the Company since June 23, 2003. Since 1997, Ms. O’Meara has served as Executive Vice President, General Counsel and Secretary of Ryder System, Inc., a provider of logistics, transportation and e-commerce solutions. Prior to that, she was a partner at the law firm Jones Day from 1993 until 1997. Ms. O’Meara has also held various federal government positions in Washington, D.C., including Assistant Attorney General of the Environmental and Natural Resources Division of the U.S. Department of Justice, Deputy General Counsel of the U.S. Environmental Protection Agency, and Assistant to the General Counsel in the Office of the Secretary of the Army. Ms. O’Meara was a 1986-1987 White House Fellow serving as Special Assistant to the White House Counsel and as Deputy Executive Secretary to the Domestic Policy Council of the Cabinet.

      Richard P. Randazzo, age 59, has served as a director of the Company since June 23, 2003. Since 1997, Mr. Randazzo has served as Senior Vice President, Human Resources of Federal-Mogul Corporation, a global supplier of automotive components and sub-systems serving original equipment manufacturers and the aftermarket.

      Peter E. Stangl, age 62, has served as a director of the Company since June 23, 2003. From 2000 until his retirement in 2003, he served as President of Bombardier Transportation, US, a division of Bombardier, Inc., a global manufacturer of business jets, regional aircraft, rail transportation equipment and motorized recreational products. Prior to that, Mr. Stangl served as President of Bombardier Transit Corporation from 1995 until 2000. Before joining Bombardier, he was employed by the Metropolitan Transportation Authority of New York where he was Chairman and Chief Executive Officer from 1991 until 1995 and President, Metro-North Commuter Railroad from 1981 until 1991. Mr. Stangl joined the Metropolitan Transportation Authority as Assistant Executive Director for Service Policy and Operations in 1980.

      Carroll R. Wetzel, Jr., age 60, has served as a director of the Company since June 23, 2003. Since 2000, Mr. Wetzel has served as Chairman of the Board of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics. From 1988 to 1996, Mr. Wetzel was a Managing Director and head of the Mergers and Acquisition Group of J.P. Morgan Chase & Company (formerly Chemical Bank Corporation).

Committees and Directors Meetings

      Peter E. Stangl serves as the non-executive Chairman of the Board of Directors. The Board of Directors has four standing committees: the Audit Committee, the Compliance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee.

      Audit Committee. The Audit Committee is currently comprised of John F. Chlebowski, James H. Dickerson, Jr., Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director

Independence attached to the Company’s Corporate Governance Guidelines. John F. Chlebowski serves as the Chair of the Audit Committee. The Board of Directors has determined that John F. Chlebowski is the Company’s audit committee financial expert. The Audit Committee discusses with the Company’s management and the Company’s independent certified public accountants the overall scope and specific plans for the accountants’ audit. The Audit Committee reviews audit and non-audit fees and considers issues relating to auditor independence. The Audit Committee meets with the Company’s senior management and independent certified public accountants to discuss the results of the accountants’ examination and the Company’s financial reporting. The Audit Committee discusses policies with respect to risk management and risk assessment. The Audit Committee also establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. On November 19, 2003, the Board of Directors adopted the Audit Committee Charter, which is attached to this Proxy Statement as Exhibit A and is also available on the Company’s website. The Audit Committee held five meetings since the Company’s emergence from bankruptcy on June 23, 2003, one of which was held during the fiscal year ending August 31, 2003.

      Compliance Committee. The Compliance Committee is currently comprised of James H. Dickerson, Jr., Lawrence M. Nagin, Vicki A. O’Meara, Richard P. Randazzo and Peter E. Stangl, all of whom qualify as independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Vicki A. O’Meara serves as the Chair of the Compliance Committee. The Compliance Committee reviews all matters relating to compliance with all laws, regulations and policies applicable to, and the principal purpose of which is to regulate or establish requirements or standards for, the conduct of the day-to-day operations of the Company’s businesses (such as those dealing with antitrust, environmental, health and safety, confidentiality, Medicare, Medicaid and other health care benefit matters). On November 19, 2003, the Board of Directors adopted the Compliance Committee Charter, which is available on the Company’s website. The Compliance Committee held two meetings since the Company’s emergence from bankruptcy on June 23, 2003, both of which were held after the fiscal year ending August 31, 2003.

      Human Resources and Compensation Committee. The Human Resources and Compensation Committee is currently comprised of Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Richard P. Randazzo serves as the Chair of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee oversees all matters relating to human resources of the Company and administers (1) all stock option or stock-related plans and, in connection therewith, all awards of options to employees pursuant to any such stock option or stock-related plan, (2) all bonus plans and (3) all compensation of the Chief Executive Officer of the Company. In addition, the Human Resources and Compensation Committee advises and consults with the Company’s management regarding pension and other benefit plans and compensation policies and practices of the Company. The Human Resources and Compensation Committee also assists the Board of Directors in developing and evaluating potential candidates for executive positions. On November 19, 2003, the Board of Directors adopted the Human Resources and Compensation Committee Charter, which is available on the Company’s website. The Human Resources and Compensation Committee held five meetings since the Company’s emergence from bankruptcy on June 23, 2003, one of which was held during the fiscal year ending August 31, 2003.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of John F. Chlebowski, Lawrence M. Nagin, Vicki A. O’Meara and Peter E. Stangl, all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Lawrence M. Nagin serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and recommends criteria for the selection of nominees for election as directors and committee members and from time to time may select for presentation to the full Board of Directors recommended director candidates. The Nominating and Corporate Governance Committee also develops and recommends to the full Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management. On November 19, 2003, the Board of Directors adopted the Nominating and Corporate Governance Committee Charter, which is available on the Company’s website. The Nominating and Corporate Governance Committee held three meetings since the Company’s emergence from bankruptcy on June 23, 2003, all of which were held after the fiscal year ending August 31, 2003.

      The Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors proposed by stockholders if the following information concerning each nominee is timely submitted by means of a written notice to the Secretary of the Company: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder and (2) as to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of the Company’s capital stock the stockholder beneficially owns, a description of all arrangements and understandings between the stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice and any other information relating to the stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. To be timely, any such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 nor more than 90 days before the date the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, any such notice must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was made.

      The Board of Directors held seven meetings since the Company’s emergence from bankruptcy on June 23, 2003. During the time period June 23, 2003, when the Board of Directors was reconstituted, and August 31, 2003, the end of the fiscal year, one meeting of the Board of Directors, one meeting of the Audit Committee and one meeting of the Human Resources and Compensation Committee were held. With respect to those meetings, three directors, Vicki A. O’Meara, Maria A. Sastre and Carroll R. Wetzel, Jr. missed the Board meeting, resulting in their attending less than 75% of the applicable meetings held in the previous fiscal year.

Independent Certified Public Accountants

      The Audit Committee of the Board of Directors anticipates appointing PricewaterhouseCoopers LLP as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the fiscal year ended August 31, 2004. However, at the date of mailing of this proxy, the formal engagement has not been executed. During fiscal 2003, PricewaterhouseCoopers LLP examined the financial statements of the Company and its subsidiaries, including those set forth in the 2003 Annual Report. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Audit Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $5,260,800 in fiscal 2003 and approximately $3,154,100 in fiscal 2002 for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements, the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, work on the Company’s debt issuance and subsidiary audits.

Audit-Related Fees

      PricewaterhouseCoopers LLP billed approximately $215,175 to the Company in fiscal 2003 and approximately $349,873 in fiscal 2002 for assurance and related services rendered by PricewaterhouseCoopers LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in “Audit Fees” above. These services included advice on generally accepted accounting principles, subsidiary benefit plan audits and addressing financial statement issues at the subsidiary companies.

Tax Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $7,500 in fiscal 2003 and approximately $7,500 in fiscal 2002 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning. These services related to subsidiary tax returns.

All Other Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $8,026 in fiscal 2003 and approximately $900 in fiscal 2002 for products and services provided by PricewaterhouseCoopers LLP, other than those services covered above. These services included employment tax issues and access to research software.

      In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s principal accountants must be approved in advance by the Audit Committee. As provided in the Sarbanes-Oxley Act, all audit and non-audit services to be provided after May 6, 2003 must be pre-approved by the Audit Committee in accordance with these policies and procedures. Based in part on consideration of the non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2003, the Audit Committee determined that such non-audit services were compatible with maintaining the independence of PricewaterhouseCoopers LLP. Since May 6, 2003, 100% of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the Audit Committee. The Company believes that none of the time expended on PricewaterhouseCoopers LLP’s engagement to audit the Company’s financial statements for fiscal 2003 was attributable to work performed by persons other than PricewaterhouseCoopers LLP’s full-time, permanent employees.

Human Resources and Compensation Committee Interlocks and Insider Participation and Certain Relationships and Related Transactions

      The members of the Company’s Human Resources and Compensation Committee during the fiscal year ended August 31, 2002 and until the Company’s emergence from bankruptcy on June 23, 2003 were William P. Cooper, Stella M. Thompson and Peter N.T. Widdrington. The current committee members are Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr. No officer or employee of the Company served on the Human Resources and Compensation Committee. The Company is not aware of any matters reportable under “Certain Relationships and Related Transactions.”

BENEFICIAL OWNERSHIP OF COMMON STOCK

      On June 23, 2003, the Company emerged from its Chapter 11 bankruptcy proceedings under the United States Bankruptcy Code. In connection with its emergence, all of the outstanding shares of capital stock of the Company’s predecessor, Laidlaw Inc., were canceled for no consideration. In addition, the Company issued an aggregate of 103,777,422 shares of Common Stock to creditors of Laidlaw Inc. and certain of its debtor affiliates and to the PBGC Trust. As of November 10, 2003, the Company had 103,806,110 shares of Common Stock outstanding.

      Except as otherwise noted, the following table sets forth certain information as of November 10, 2003 as to the security ownership of those persons owning of record, or known to the Company to be the beneficial owner of, more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the directors and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Amount and Nature of	Percentage of Shares
	Beneficial Ownership of	of Common Stock
Names of Beneficial Owners	Common Stock	Beneficially Owned (%)

Kevin E. Benson	0	0
John R. Grainger	0	0
Douglas A. Carty	0	0
Ivan R. Cairns	0	0
Wayne R. Bishop	0	0
D. Geoffrey Mann	0	0
John F. Chlebowski	3,375	*
James H. Dickerson, Jr.	3,375	*
Lawrence M. Nagin	3,375	*
Vicki A. O’Meara	3,375	*
Richard P. Randazzo	4,375	*
Maria A. Sastre	3,375	*
Peter E. Stangl	5,063	*
Carroll R. Wetzel, Jr.	3,375	*
All directors, the director nominees and executive officers as a group (15 persons)	29,688	*

*	Less than one percent

      Since the Company recently emerged from bankruptcy, its newly constituted Board of Directors and officers have had little opportunity to accumulate ownership of the Company’s stock. It is the Company’s philosophy that the interests of the executive officers and directors should be closely aligned with shareholders and that a significant portion of their compensation should be tied to the value of the Company’s stock. As described elsewhere in this proxy statement, the Company has adopted an equity plan which provides for a variety of equity grants for directors and officers. While not required to be reflected in the table above, in addition to the stock reflected in the table, on September 10, 2003 each non-executive director (other than the Chairman) was granted 6,750 stock options vesting ratably over a three-year period. The Chairman was granted 10,125 stock options. Additionally, on November 24, 2003, Messrs. Benson and Carty were granted stock options in the amounts of 185,000 and 60,000, respectively. Messrs. Benson and Carty were also awarded deferred shares in the amounts of 300,000 and 100,000, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during or with respect to the period that Section 16 was applicable in fiscal 2003 for persons who were, at any time during fiscal 2003, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The table below provides information relating to compensation for the Company’s last three fiscal years for each person who served as the Chief Executive Officer during fiscal 2003 and the four most highly compensated executive officers of the Company serving at the end of fiscal 2003 who received compensation in excess of $100,000. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

					Long-Term
		Annual Compensation			Compensation

				Other Annual	Securities	All Other
		Salary	Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(1)	Options/SARS	($)(2)

Kevin E. Benson(3)	2003	$575,000	$517,500	—	—	$34,017
President, Chief Executive Officer and Director
Douglas A. Carty(4)	2003	$266,667	$218,680	—	—	$7,759
Senior Vice President and
Chief Financial Officer
Ivan R. Cairns	2003	$330,000	$127,875	—	—	$127,397
Senior Vice President	2002	$324,167	$140,000	—	—	$48,803
and General Counsel	2001	$320,000	$171,200	—	—	$8,793
Wayne R. Bishop(5)	2003	$168,361	$48,961	—	—	$65,057
Vice President,	2002	$154,018	$63,569	—	—	$107,047
Controller	2001	$150,782	$73,361	—	—	$90,295
D. Geoffrey Mann(5)	2003	$151,525	$44,065	—	—	$55,653
Vice President, Treasury	2002	$133,759	$63,569	—	—	$91,213
	2001	$126,984	$43,886	—	—	$75,250
John R. Grainger(6)	2003	$624,000	—	—	—	$3,392,221 (7)
Former President, Chief	2002	$624,000	$634,725	—	—	$319,513
Executive Officer and	2001	$610,000	$210,000	—	—	$158,951
Director

(1)	The value of perquisites for each Named Executive Officer is less than the lesser of $50,000 and 10% of the total of such executive’s annual salary and bonus.

(2)	Includes contributions to a qualified defined contribution plan in 2003 for the following individuals: to Mr. Benson, $24,000; to Mr. Cairns, $3,005; to Mr. Bishop, $3,367; to Mr. Mann, $3,233 and to Mr. Grainger, $37,440. Also includes the cost of term life insurance in 2003 for the following individuals: to Mr. Benson, $1,856; to Mr. Carty, $745; to Mr. Cairns, $2,774; to Mr. Bishop, $988; to Mr. Mann, $890 and to Mr. Grainger, $2,037. Also includes payments made under the Key Employment Retention Plan in 2003 for the following individuals: to Mr. Cairns, $120,000; to Mr. Bishop, $59,796 and to Mr. Mann, $50,508.

(3)	In September 2002, Mr. Benson was appointed President and Chief Executive Officer of the Company.

(4)	Mr. Carty was appointed Senior Vice President and Chief Financial Officer of the Company in January 2003.

(5)	Messrs. Bishop and Mann are compensated in Canadian dollars. All salary, bonus and other compensation amounts for these individuals (and certain other compensation for Messrs. Grainger and Cairns) have been converted to U.S. dollars based upon average exchange rates per Canadian dollar of $1.4849, $1.5731 and $1.5267 for 2003, 2002 and 2001, respectively.

(6)	Mr. Grainger served as President and Chief Executive Officer until September 2002. Mr. Grainger left the Company in August 2003.

(7)	Mr. Grainger’s employment agreement provided for payment of a restructuring bonus declining in amount to $525,000 if the effective date of the restructuring and confirmation of the plan of reorganization occurred after January 1, 2003. The separation allowance of $2,818,441 was also determined in accordance with Mr. Grainger’s employment agreement, consisting of 2.5 times his base salary and target annual incentive plus a lump sum amount equivalent to the cost of all his benefits for a period of thirty months.

Long-Term Incentive Plans — Awards in Last Fiscal Year

      No payments were made or awards granted under long-term incentive plans to the Named Executive Officers during the Company’s last fiscal year.

Option/SAR Grants in Last Fiscal Year

      No stock options or stock appreciation rights were granted to the Named Executive Officers during the Company’s last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      On June 23, 2003, the effective date of the Company’s plan of reorganization as confirmed by the Bankruptcy Court, all the then outstanding options were cancelled for no consideration. As of August 31, 2003, none of the Named Executive Officers held stock options or stock appreciation rights. None of the Named Executive Officers exercised stock options in fiscal year 2003.

Supplemental Executive Retirement Plans

      The Company sponsors two supplemental executive retirement plans for specified employees. The benefit amount payable under the plans at age 65 is the sum of (1) 1.0% of final average earnings up to $200,000 and (2) 1.5% of final average earnings in excess of $200,000, less government pension benefits, multiplied by the participant’s years of service with the Company and its affiliates. A participant’s final average earnings would be the average of the highest consecutive five years’ earnings (including salary and bonus, not exceeding the target level) earned by the participant in the last ten years prior to retirement. The form of benefit would be an annuity, guaranteed for five years.

      The following table sets forth the annual amount (after deducting government pension benefits) that would be payable to the Named Executive Officers based on retirement at age 65, at various levels of remuneration and years of service.

Supplemental Executive Retirement Plan

Annual Pension Payable Upon Retirement at Normal Retirement Age

	Years of Credited Service

Remuneration	10	15	20	25	30

$200,000	$21,390	$32,084	$42,779	$53,474	$64,169
$300,000	$36,190	$54,284	$72,379	$90,474	$108,569
$400,000	$51,190	$76,784	$102,379	$127,974	$153,569
$500,000	$66,090	$99,134	$132,179	$165,224	$198,269
$600,000	$81,190	$121,784	$162,379	$202,974	$243,569
$700,000	$96,390	$144,584	$192,779	$240,974	$289,169
$800,000	$111,190	$166,784	$222,379	$277,974	$333,569
$900,000	$126,490	$189,734	$252,979	$316,224	$379,469
$1,000,000	$141,590	$212,384	$283,179	$353,974	$424,769
$1,100,000	$156,490	$234,734	$312,979	$391,224	$469,469
$1,200,000	$171,190	$256,784	$342,379	$427,974	$513,569
$1,300,000	$185,690	$278,534	$371,379	$464,224	$557,069
$1,400,000	$201,390	$302,084	$402,779	$503,474	$604,169
$1,500,000	$215,590	$323,384	$431,179	$538,974	$646,769

      The credited years of service for the Named Executive Officers as of August 31, 2003, assuming the individual meets specified conditions of continued employment with the Company, are as follows: 0.96 years for Mr. Benson, 17.29 years for Mr. Grainger, 0.65 years for Mr. Carty, 21.82 years for Mr. Cairns, 8.42 years for Mr. Bishop and 6.42 years for Mr. Mann.

      The Company also provides retirement and deferred savings plans pursuant to which it will match 50% of the employee’s contributions to the plan, provided that the total annual contributions do not exceed the maximum allowable contributions under the relevant income tax law.

Severance Policy

      The Company has a severance policy pursuant to which an employee whose employment is involuntarily terminated by the Company other than for cause will receive a severance allowance consisting of (i) a severance amount payable for a period based on the employee’s years of service, age, base salary and car allowance, (ii) continuation of certain welfare benefits for the shorter of the severance period or until the employee obtains alternative employment, and (iii) outplacement services. The severance amount is calculated by adding the employee’s (i) age in years, (ii) months of service and (iii) base salary divided by 1,000, and dividing that sum by 30. The result is the number of months of severance pay provided to the terminated executive. For certain employees leaving in connection with the Company’s reorganization, this severance amount is enhanced by 30%. This severance amount is inclusive of any severance pay required by law and the employee must execute a general release of claims in order to receive a severance allowance. This policy is applicable to the Named Executive Officers other than Messrs. Benson and Carty.

Employment Agreements

Benson Employment Agreement

      The Company is party to an employment agreement with Mr. Benson under which Mr. Benson serves as its President and Chief Executive Officer. Pursuant to the agreement, in addition to his annual salary, Mr. Benson is eligible to participate in the Company’s short-term incentive plan. Mr. Benson’s target bonus is 100% of base salary, with a maximum bonus of 200% of base salary. Mr. Benson also participates in the Company’s supplemental executive retirement plan and is eligible to receive stock options as approved by the Board of Directors. Pursuant to the agreement, Mr. Benson also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits, and relocation expenses. If Mr. Benson is terminated without cause the Company will continue to pay his base salary in effect at that time and provide him with medical insurance, dental insurance and term life insurance for a period of 24 months following termination. In lieu of these benefits, Mr. Benson may be paid an equivalent lump sum cash amount. The agreement requires Mr. Benson to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 24 months following his termination without cause. The agreement also prevents Mr. Benson from soliciting any of the Company’s employees for a period of 24 months following his termination.

Carty Employment Agreement

      The Company is party to an employment agreement with Mr. Carty under which Mr. Carty serves as its Senior Vice President and Chief Financial Officer. Pursuant to the agreement, in addition to his annual salary, Mr. Carty is eligible to participate in the Company’s short-term incentive plan. Mr. Carty’s target bonus is 75% of base salary, with a maximum bonus of 150% of base salary. Mr. Carty also participates in the Company’s supplemental executive retirement plan and is eligible to receive stock options as approved by the Board of Directors. Pursuant to the agreement, Mr. Carty also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits, and relocation expenses. If Mr. Carty is terminated without cause, the Company will continue to pay his base salary in effect at that time and provide him with medical insurance, dental insurance and term life insurance for a period of 24 months following termination. In lieu of these benefits, Mr. Carty may be paid an equivalent lump sum cash amount. In addition, if Mr. Carty is terminated within his first year of employment, the

Company must reimburse him for reasonable and actual relocation expenses. The agreement requires Mr. Carty to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 24 months following his termination without cause. The agreement also prevents Mr. Carty from soliciting any of the Company’s employees for a period of 24 months following his termination.

Grainger Employment Agreement

      The Company was a party to an employment agreement with Mr. Grainger dated January 1, 2000, as amended November 26, 2001, pursuant to which Mr. Grainger served as President and Chief Executive Officer of the Company and its predecessor, until September, 2002 and then served as the President and Chief Executive Officer of Laidlaw Transit, Inc., a subsidiary of the Company until August 2003. In addition to his annual salary, Mr. Grainger was eligible to participate in the Company’s short-term incentive plan. Mr. Grainger’s target bonus was 70% of his base salary. The agreement also provided for a restructuring bonus of $525,000 based on an effective restructuring date of June 23, 2002. Mr. Grainger participated in the Company’s supplemental executive retirement plan which was amended pursuant to his agreement to grant Mr. Grainger two years of credited service for every year or partial year served under the plan commencing January 1, 2000 and reduce the early retirement age for Mr. Grainger from 65 years to 60 years of age on a year for year or partial year basis. Pursuant to this agreement, Mr. Grainger also received other benefits, such as welfare benefits, a monthly allowance for an automobile, five weeks of vacation, reimbursement of professional counseling fees, and reimbursement of club membership expenses, each subject to maximum reimbursement limits. If Mr. Grainger’s employment was terminated by the Company without cause, as defined in the agreement, Mr. Grainger would have been entitled to (1) an immediate payment of a lump sum equal to 2.5 times his annual base salary plus 2.5 times his target award under the Company’s CEO Annual Incentive Plan and (2) the continuation of his benefits and perquisites, as described above, for 30 months after termination. In lieu of these benefits, Mr. Grainger was entitled to receive an equivalent lump sum cash amount. Based on the foregoing, Mr. Grainger received $2,818,441.

Change in Control Agreements

Benson and Carty Change in Control Agreements

      The Company is party to change in control agreements with Messrs. Benson and Carty. Under the change in control agreements, if the executive is terminated without cause during the two-year period following a change in control or if the executive terminates his employment with the Company during the two-year period upon the occurrence of specified events, including, without limitation:

•	a reduction in the aggregate of the executive’s base pay and incentive pay;

•	the Company’s failure to maintain the executive in the office or position, or a substantially equivalent office or position of or with the Company, which he held immediately prior to the change in control;

•	an adverse change in the nature or scope of the authorities, powers, functions or responsibilities of the executive;

•	the termination or denial of the executive’s rights to employee benefits; or

•	specified relocations of the executive or excess travel,

the executive is entitled to severance benefits.

      For purposes of these agreements, the definition of a “change in control” includes:

•	the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of the Company, except in several instances;

•	individuals who currently constitute or are approved by the Company’s Board of Directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	the consummation of a reorganization, merger or consolidation or a sale or other disposition of all or substantially all of the Company’s assets, unless, in each case, immediately following the event,

—	all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting stock immediately prior to the event beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the event in substantially the same proportions relative to each other as their ownership, immediately prior to the transaction, of the Company’s voting stock;

—	no person (other than any entity resulting from the transaction or any employee benefit plan or related trust sponsored or maintained by the Company) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then outstanding voting securities of that entity except to the extent ownership existed prior to the transaction; and

—	at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for the transaction; or

•	the approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

      The severance benefits following a change in control under the change in control agreements will consist of a lump sum payment equal to two times the sum of the executive’s highest previous base salary and the executive’s incentive pay (calculated at not less than the higher of (1) the highest aggregate incentive pay earned in any fiscal year after the change in control or in any of the three years immediately preceding the year in which the change in control occurred or (2) the plan target for the year in which the change in control occurred), plus continued benefits coverage for a period of 24 months. In addition, the executive will receive a lump sum payment in an amount equal to the actuarial equivalent of the excess of (1) the retirement pension and the medical, life and other benefits that would be payable to the executive under various retirement plans if the executive continued to be employed during the twenty-four month period after termination given the executive’s base pay, over (2) the retirement pension and the medical, life and other benefits that the executive is entitled to receive (either immediately or on a deferred basis) under the retirement plans. The executive is also entitled to reimbursement of reasonable outplacement services of up to $25,000. Further, upon the change of control, all equity incentive awards held by the executive will become fully vested and all stock options held by the executive will become fully exercisable.

Equity Compensation Plan

      The Company’s 2003 Equity and Performance Incentive Plan (the “2003 Plan”) was approved by the Bankruptcy Court on February 27, 2003. Because the 2003 Plan was approved by the Court as part of the emergence process, the 2003 Plan does not require subsequent approval by the shareholders of the Company. The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, and performance units to officers and employees of the Company and its subsidiaries. The 2003 Plan also provides for the grant of option rights and restricted stock to non-employee directors. There are 5,000,000 Common Shares available under the 2003 Plan. No participant may be granted more than 500,000 option rights, appreciation rights, deferred shares, or restricted shares, or more than $1,000,000 worth of performance shares or performance units in any calendar year.

      The 2003 Plan is administered by the Board of Directors. The Board of Directors has the authority to select plan participants, grant awards, and determine the terms and conditions of such awards. Generally, with respect to awards granted under the 2003 Plan, (i) option rights, and corresponding appreciation rights, vest ratably over not less than a three-year period, (ii) restricted stock grants are subject to a risk of forfeiture for a period of not less than three years, (iii) deferred shares are subject to a deferral period of not less than one year, and (iv) performance shares and performance units are paid to a plan participant upon the achievement of management objectives specified in the grant measured over a period specified in the grant of not less than one year. If stated in the award, the exercise of option rights, appreciation rights, and restricted stock may also be subject to the achievement of management objectives, as defined in the 2003 Plan. Shown below is information concerning all equity compensation plans and individual compensation arrangements in effect as of the end of the last fiscal year.

Equity Compensation Plan Information

Number of
Securities
	Number of		Remaining
	Securities	Weighted	Available For
	To Be Issued	Average	Future Issuance
	Upon Exercise	Exercise Price	Under Equity
	of Outstanding	of Outstanding	Compensation
Plan Category	Options	Options	Plans

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	5,000,000
Total	—	—	5,000,000

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Human Resources and Compensation Committee (the “Committee”) is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table. This report describes the policies and approach of the committee in establishing executive compensation during the fiscal year ended on August 31, 2003.

      Since the Company emerged from bankruptcy on June 23, 2003, this Committee has been newly reconstituted and executive compensation programs are being re-evaluated in light of the reorganization of the Company and challenges in attracting and retaining new management.

Committee Approach to Compensation

      The Committee’s basic objectives are to recruit and retain top quality executive leadership focused on attaining long-term corporate goals and increasing shareholder value.

      In determining the principal components of executive compensation, the Committee, in consultation with an independent compensation consultant, considers the following factors: (a) Company performance, both year over year and in comparison to other companies of similar size and business lines; (b) the individual performance of the executive; (c) comparative compensation studies; (d) historical compensation levels at the Company; and (e) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management.

      Since the Committee was only formed in 2003, the Committee is still in the process of developing its approach to compensation. The Committee’s overall philosophy for cash compensation for the Named Executive Officers is to pay conservatively relative to peer group for performance at target or below (measured against stated objectives and goals) and to pay above the median relative to peer group for performance that exceeds those goals and objectives. Cash compensation includes base salary and short-term incentive compensation. Through the use of long-term incentive compensation in the form of equity awards, a significant portion of each executive officer’s total compensation is linked to the performance of the Company’s stock, aligning managements’ interests with those of the shareholders.

Components of Executive Compensation

      Base Salary. Base salaries are reviewed annually and also in connection with promotions and when responsibilities for the position are changed. The Committee recognizes the need to retain executive talent in light of the recent reorganization of the Company and the business challenges facing the Company and its various business segments. After reviewing executive benchmark data in consultation with the independent compensation consultant, the Committee has adopted a conservative policy of setting base salary for the Named Executive Officers below median, in the second quartile relative to the benchmark data.

      Short-Term Incentive Compensation. The Committee has adopted and administers a short-term incentive compensation plan (“STIP”). All officers, including the Named Executive Officers, and certain other key management employees of the Company are eligible to participant in the STIP. The STIP provides for payment based upon the Company achieving certain performance objectives, which are set by the Committee annually. The performance objectives include financial criteria and individual management objectives. The target awards for the executive officers range from 35% to 50% of base salary for Vice Presidents to 75% for Executive/ Senior Vice Presidents and 100% for the Chief Executive Officer. If the Company’s objectives are exceeded, the incentive award may be increased to a maximum amount of between 70% and 200% of base salary. It is the Committee’s intention that this range provides the opportunity to ensure that executives’ total cash compensation is commensurate with performance.

      For the fiscal year ended August 31, 2003, a Committee of the Board of Directors of the predecessor Company set as the Company’s target objectives the attainment of a specified level of financial performance as well as the completion of the Company’s reorganization process and the establishment of its successor company as a United States registered company. The Committee has evaluated the Company’s performance against these goals and has determined that a number of executives are entitled to payment under the STIP.

      Long-Term Incentive Compensation. The executive officers of the Company participate in the Company’s 2003 Equity and Performance Incentive Plan (the “2003 Equity Plan”) which is administered by the Committee. The 2003 Equity Plan provides for the grant of options, restricted shares, deferred shares, performance shares and performance units. During the fiscal year ended August 31, 2003, no grants were made to officers because the Company was still in bankruptcy. The Committee has recently granted options and deferred shares under the 2003 Equity Plan. The options are granted at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant and vest ratably over a three-year period. The awards of deferred shares vest ratably over a four-year period from the grant date. The Committee sets the long-term incentive stock compensation for its executive officers above the median of the benchmark peer group. The Committee believes that granting such equity awards to executive officers aligns the executive’s interests more closely with those of shareholders of the Company by tying a meaningful portion of compensation to the performance of the Company’s stock. In determining the size of the grants to be made to each of the executive officers, the Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual, survey data and the recommendations of its independent compensation consultant.

      The Committee supports and encourages stock ownership in the Company by its executive officers and has adopted stock ownership guidelines for its officers. The stock ownership requirement is based on a multiple of base salary and ranges from 200% of base salary for Senior Vice Presidents to 300% of base salary for Executive Vice Presidents and 400% of base salary for the Chief Executive Officer. The Committee encourages these executives to build to, and maintain, these levels of ownership over a five-year period.

CEO Compensation

      In establishing compensation for the President and Chief Executive Officer position, the Committee recognized that it was essential to retain Mr. Benson in his current position in light of the reorganization and significant business challenges facing the Company.

      The Committee set Mr. Benson’s base salary at a level below that of the benchmark peer group but recognizing that if the Company’s performance exceeds performance goals, the STIP payment could bring his cash compensation level above the benchmark peer group. The Committee also granted deferred shares and stock option awards, with a vesting schedule designed to make his compensation package above average if the Company’s stock price performance is favorable.

Deductibility of Executive Compensation

      Section 162(m) of the Code limits the tax deduction of a publicly held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, the Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s compensation programs. Currently some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m). The Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

      All members of the Committee have approved this report.

Richard P. Randazzo, Chair Maria A. Sastre Peter E. Stangl Carroll R. Wetzel, Jr.

AUDIT COMMITTEE REPORT

      The Board of Directors of the Company adopted a written Audit Committee Charter on November 19, 2003. John F. Chlebowski, James H. Dickerson, Jr., Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., the current members of the Audit Committee, are independent under the New York Stock Exchange listing standards. The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended August 31, 2003. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with PricewaterhouseCoopers LLP such independent auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003 for filing with the Securities and Exchange Commission.

      This report is submitted on behalf of the Audit Committee.

John F. Chlebowski, Chair James H. Dickerson, Jr. Maria A. Sastre Peter E. Stangl Carroll R. Wetzel, Jr.

COMPARATIVE STOCK PERFORMANCE GRAPH

      On June 23, 2003, the Company emerged from its Chapter 11 bankruptcy proceedings under the United States Bankruptcy Code. In connection with its emergence, all of the outstanding shares of capital stock of the Company’s predecessor, Laidlaw Inc., were canceled for no consideration. In addition, the Company issued an aggregate of 103,777,422 shares of Common Stock to creditors of Laidlaw Inc. and certain of its debtor affiliates and to the PBGC Trust. The Common Stock is currently listed on the Toronto Stock Exchange under the symbol BUS and traded on the U.S. over-the-counter market under the symbol LALW.OB.

      The following graph compares for the period from June 23, 2003 through August 29, 2003 the cumulative total stockholder return on the Company’s Common Stock, as reported on the over-the-counter market, with (a) the cumulative total return of the Standard & Poor’s 500 Stock Index and (b) the cumulative total return of the Dow Jones Transportation Average. The graph assumes $100 was invested in the Common Stock or indices on June 23, 2003 and also assumes reinvestment of dividends.

	6/23/2003	8/29/2003

Laidlaw International, Inc.	$100.00	$112.97
Standard & Poor’s 500 Stock Index	$100.00	$102.69
Dow Jones Transportation Average	$100.00	$112.05

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

      Stockholder proposals intended to be presented at the Company’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than August 22, 2004 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2005 proxy statement and proxy.

      Pursuant to the Company’s bylaws, stockholder proposals submitted outside the processes of Rule 14a-8 must be submitted by timely written notice to the Secretary of the Company. To be timely, such notice and certain information regarding the proposal and the stockholder must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 nor no more than 90 calendar days prior to the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders; provided however, that in the event that the annual meeting is called for a date that is not within 30 calendar days before or after the anniversary of the prior year’s annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting was made. If such timely notice of a stockholder proposal is not given, the Company is not required to place the proposal before the annual meeting.

      In order for a stockholder proposal submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received on or prior to October 21, 2004.

      The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended August 31, 2003, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Sarah Lewensohn, Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563.

SOLICITATION OF PROXIES

      The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

      The directors know of no other matters that are likely to be brought before the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ KEVIN E. BENSON
Kevin E. Benson
President and Chief Executive Officer

December 19, 2003

      IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

EXHIBIT A

CHARTER

OF
THE AUDIT COMMITTEE
OF
LAIDLAW INTERNATIONAL, INC.
ADOPTED AS OF NOVEMBER 19, 2003

Charter of the Audit Committee

of the Board of Directors of
Laidlaw International, Inc.
Adopted as of November 19, 2003

I. PURPOSES AND RESPONSIBILITIES OF THE COMMITTEE

      The purposes and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Laidlaw International, Inc. (the “Company”) shall be to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal controls and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the Board in its oversight of: (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, and (5) the effectiveness of the Company’s financial risk management and applicable legal and regulatory compliance issues, each in accordance with the duties and responsibilities set forth below. Additionally, the Committee shall prepare the report required to be included in the Company’s annual proxy statement pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”) and shall perform other duties as assigned by the Board.

II. COMPOSITION OF THE COMMITTEE

      The Committee shall be comprised of at least three (3) and no more than six (6) directors who qualify as independent under the listing standards of the New York Stock Exchange (“NYSE”) rules, rules promulgated by the SEC and under the Standards for Director Independence attached as Annex B to the Company’s Corporate Governance Guidelines. All members of the Committee shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be deemed a “financial expert” as defined by SEC rules and regulations. No Committee member shall simultaneously serve on the audit committees of more than two (2) other public companies unless the Board determines that such simultaneous service would not impair the ability of such member(s) to effectively serve on the Committee and the Company discloses such determination in its annual proxy statement or, if the Company does not file an annual proxy statement, in the Company’s annual report on Form 10-K filed with the SEC. Further, the chair of the Committee shall not simultaneously serve as chair of the audit committee of more than one (1) other public company unless the Board specifically approves such service.

      Upon the recommendation of the Nominating and Corporate Governance Committee, the members of the Committee shall be elected annually to one-year terms by majority vote of the Board at the first meeting of the Board following the annual meeting of stockholders. Vacancies on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy with directors who qualify as Independent Directors. No member of the Committee shall be removed except by majority vote of the Independent Directors then in office.

      The only compensation a member of the Committee may receive from the Company are director’s fees (including any additional amounts paid to chairmen of committees and to members of committees of the Board), including director stock awards and option grants, and such other compensation as is then permitted by the SEC and the NYSE rules, which may include, without limitation, fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

III. MEETINGS AND PROCEDURES OF THE COMMITTEE

      The Committee may fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet at least four times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson. The Chairperson of the Committee or a majority of the members of the Committee may also call a special meeting

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of the Committee. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipped by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

      Information and materials that are important to the Committee’s understanding of the agenda items and other topics to be considered at the Committee meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Committee to meet on short notice or if such materials would otherwise contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of the meeting.

      The Committee may form subcommittees for any purpose within its authority that the Committee deems appropriate and may delegate to such subcommittees such power and authority of the Committee as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

      The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. As part of its responsibility to foster open communication, the Committee should also meet separately on a periodic basis with management, the Controller or chief audit executive, and the independent auditors in each case to discuss any matters that the Committee or any of these groups believe should be discussed privately. Similarly, on a regular basis, the Committee should meet separately with the chief audit executive to ensure adequate oversight of the internal audit function.

      Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. Written minutes of all Committee meetings shall be kept and the minutes shall be maintained with the books and records of the Company.

IV. DUTIES OF THE COMMITTEE

      In fulfilling the purposes and responsibilities set forth in Section I hereof, the Committee shall perform the following duties:

A. Financial Statements

1. Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas as well as any significant changes in the Company’s selection or application of accounting principles and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

2. Review any major issues regarding accounting principles and financial statement presentations, including (A) any significant changes in the Company’s selection or application of accounting principles, and (B) analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

3. Review with the independent auditors the results of the audit and any audit problems or difficulties and management’s response. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreement with management.

4. Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of “Financial Condition and Results of Operations.”

5. Review disclosures made by the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Company during the Forms 10-K and 10-Q certification process about significant

2

deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

6. Discuss earnings press releases (particularly the use of “pro-forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Company shall discuss any press release which contains financial information with the Committee chair prior to release. However, the Committee is not required to discuss and/or approve each release in advance.

7. Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

8. Review the annual financial statements as well as interim financial reports with management and the independent auditors before filing with regulators, and consider whether they are complete, consistent with information known to Committee members, and reflect appropriate accounting principles.

9. Resolve any disagreements between management and the independent auditor regarding financial reporting.

B. Internal Controls

1. Consider the adequacy and effectiveness of the Company’s internal control and reporting system, including information technology security and control.

2. Review the yearly report prepared by management, and attested to by the independent auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s annual report.

3. Review with the CEO, CFO, chief audit executive and independent auditors, periodically, the following:

a. any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, including any significant deficiencies or material weaknesses in internal controls identified by the Company’s independent auditors;

b. any material changes in internal control over financial reporting that occurred during the most recent fiscal quarter and that have materially affected, or are reasonably likely to materially affect the Company’s internal control over financial reporting; and

c. any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

C. Internal Audit

1. Review and approve the internal corporate audit staff functions, including the purpose of the internal audit function, authority and organizational reporting lines as well as the annual audit plan and budget.

2. Ensure that there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

3. Review the effectiveness of the internal audit function, including compliance with all applicable standards for internal auditors, including the chief audit executive.

3

D. Independent Auditors

1. Appoint, retain, oversee, evaluate, compensate and terminate, on its sole authority, the Company’s independent auditors and approve all audit engagements and the scope, fees, and terms of each engagement. The Committee’s review should entail an understanding from the independent auditors of the factors considered in determining the audit scope, including: (i) industry and business risk characteristics of the Company; (ii) external reporting requirements; (iii) materiality of the various segments of the Company’s consolidated and non-consolidated activities; (iv) quality of internal accounting controls; (v) extent of involvement of the chief audit executive in the audit examination; and (vi) other areas to be covered during the audit engagement.

2. Obtain funding from the Company for payment of: (i) compensation to the independent auditors who are engaged for the purpose of preparing or issuing an audit report or performing other audit, review, tax or attest services; (ii) compensation to any other advisers employed by the Committee; and (iii) other administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3. Review and approve, if appropriate, all audit and, as provided in Rule 2-01 of Regulation S-K, all permitted non-audit engagements and relationships between the Company and the independent auditors and/or establish policies and procedures of the Committee that provide for the approval (including automatic pre-approval) of specified services to be provided by the independent auditors.

4. Review the performance of the independent auditors, and exercise final approval on the appointment or discharge of the independent auditors. In performing this review, the Committee shall:

a. At least annually, obtain and review an appropriate report by the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

b. Evaluate the independent auditor’s qualifications, performance, and independence, taking into account the opinions of management and the Company’s chief audit executive.

c. Evaluate the cooperation received by the independent auditors during their audit engagement, including their access to all requested records, data and information. Also, elicit the comments of management regarding the effectiveness and responsiveness of the independent auditors. Inquire of the independent auditors whether there have been any disagreements with management, which if not satisfactorily resolved would have caused them to issue a non-standard report on the Company’s financial statements.

d. Review and evaluate the lead partner and manager of the independent auditor and assure the rotation of the lead and concurring audit partner every five (5) years, and other audit partners every seven (7) years, and other audit personnel as required by law, and consider whether there should be regular rotation of the independent auditor itself.

e. Present its conclusions on the performance of the independent auditor to the Board.

5. Receive and review reports of the independent auditor regarding critical accounting policies and practices to be used, all material alternative treatments of financial information within Generally Accepted Accounting Principals that have been discussed with management, the ramifications of using the alternative disclosures and treatments and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management representation letter, report on observations and recommendations on internal controls, schedule of unadjusted differences, and a listing of adjustments and reclassifications not recorded.

4

6. Review with the independent auditors their procedures and standards relating to the requirement under the U.S. federal securities laws that their audit included procedures designed to provide reasonable assurance of detecting illegal acts, and their related reporting obligations.

7. Ensure that there are no unjustified restrictions or limitations in the appointment, replacement, or dismissal of the independent auditor.

8. Set clear hiring policies for employees or former employees of the independent auditors and monitor compliance with such policies.

E. Risk Management

1. Discuss policies with respect to risk assessment and risk management, including, without limitation, (a) the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure and (b) the effectiveness of the Company’s system for monitoring compliance with laws and regulations, which may be based in part on a report by the Compliance Committee.

2. Review the findings of any examination by regulatory agencies relating to the mandate of the Audit Committee, and any observations of the chief audit executive or the independent auditor.

3. Obtain regular updates from management and company legal counsel regarding compliance matters that may have a material affect on the financial performance of the Company or on the Company’s financial statements or reporting obligations.

4. Review periodically the Company’s tax policies and any pending audits or assessments.

F. Reporting Responsibilities

1. Regularly report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

2. Provide an open avenue of communication between the chief audit executive, the independent auditors, and the Board.

3. Prepare and publish the annual committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

4. Review any other reports the Company issues that relate to Committee responsibilities.

G. Complaints and Concerns

1. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

2. Establish and make known procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      The Committee may consider other matters and engage in other activities in furtherance of fulfilling the purposes and responsibilities described in Section I hereof as the Committee of the Board may deem appropriate.

V. EVALUATION OF THE COMMITTEE

      The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information

5

and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

      The Committee shall present to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS; SUPPORT

      The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, after advising the Board and advising the Company’s General Counsel for purposes of determining any potential conflicts of interest, at the Company’s expense, such independent counsel or other advisers as it deems necessary.

      At the request of the Committee, the Company shall provide the Committee with an appropriate level of staff and support to allow the Committee to function appropriately.

VII. RELIANCE; GENERAL LEGAL STANDARD

      While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are completely accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. The Committee is charged with the oversight roles for these functions as set out in this Charter.

      In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting review or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) statements made by management or third parties including any information technology, internal audit and other non-audit services provided by the independent auditors of the Company.

      Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under the applicable laws of Delaware which shall continue to set the legal standard for the conduct of the members of the Committee.

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VOTE BY MAIL
LAIDLAW INTERNATIONAL, INC.	Mark, sign and date your proxy card and return it in the
55 SHUMAN BOULEVARD	postage-paid envelope we’ve provided or return to
NAPERVILLE, IL 60563	Laidlaw International, Inc., c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN
IT IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LLINC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

LAIDLAW INTERNATIONAL, INC.

1.	Election of Directors —	For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	Nominees:	All	All	Except	and write the nominee’s number on the line below.
01) John F. Chlebowski
	02) James H. Dickerson, Jr.	O	O	O
03) Maria A. Sastre

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

To change your address, mark this box and write them on the back where indicated	O

Please indicate if you plan to attend this	O	O
meeting
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY	LAIDLAW INTERNATIONAL, INC.	PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL STOCKHOLDERS’ MEETING ON FEBRUARY 10, 2004.

     The undersigned hereby constitutes and appoints Kevin E. Benson and Peter E. Stangl, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Laidlaw International, Inc. to be held at The New York Palace, 455 Madison Avenue, New York, New York on February 10, 2004 at 11:30 a.m. Eastern standard time, and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(change of address)
SEE REVERSE SIDE

PLEASE MARK, DATE AND SIGN THIS PROXY
AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
(If you have written in the above space, please mark the
corresponding box on the reverse side of this card.)